Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of Evercore Partners Inc. of our report dated March 31, 2006, except for the effects of the restatement described in Note 2 to the combined and consolidated financial statements as to which the date is December 18, 2006 relating to the restated combined and consolidated financial statements of Protego Asesores, S. de R.L. (formerly Protego Asesores, S.A. de C.V.) and its subsidiaries and Protego SI S.C. which appears in the Evercore Partners Inc. Form 8-K dated February 21, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ PricewaterhouseCoopers, S.C.

Mexico, Distrito Federal

May 8, 2007